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                                                                    Exhibit 99.1

HOST MARRIOTT                                   10400 FERWOOD ROAD
                                                BETHESDA, MD 20817

Contact:                Greg Larson
                        Host Marriott Corporation
                        (301) 380-2076


HOST MARRIOTT CORPORATION ISSUES $450 MILLION OF SENIOR NOTES

BETHESDA, MD, December 14, 2001 - Host Marriott Corporation (NYSE:HMT) today announced that Host Marriott, L.P. whose sole general partner is Host Marriott Corporation, owner of 124 full service hotel properties, has completed a $450 million senior notes offering. The notes carry a 9 1/2 % coupon rate with final maturity of January 15, 2007.

     Christopher J. Nassetta, president and chief executive officer for Host Marriott, stated, "We are pleased with the success of this recent senior notes offering. Because of strong demand, we were able to generate proceeds sufficient to repay nearly all of the outstanding balance under our revolving credit
facility.   This transaction extends our maturities and places us in a strong position to renegotiate a new and more flexible credit facility in the first half of 2002."

     The initial purchasers of the senior notes were Deutsche Banc Alex. Brown and Banc of America Securities LLC, as joint book running managers, Bear, Stearns & Co. Inc., Credit Lyonnais Securities, Credit Suisse First Boston, Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley, Scotia Capital, and S.G. Cowen, as co-managers.

     Host Marriott is a lodging real estate investment trust, which currently owns or holds controlling interests in 124 upper upscale and luxury hotel properties primarily operated under
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the Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton, and Swissotel brand names. For further information on Host Marriott Corporation, please visit the company's website at www.hostmarriott.com.

     Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic, business and financing conditions, competition and governmental actions will affect future transactions, results, performance and achievements.

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